Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Emergent BioSolutions Inc. and Subsidiaries’ Amended and Restated Stock Incentive Plan of our reports dated March 5, 2009, with respect to the consolidated financial statements of Emergent BioSolutions Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Emergent BioSolutions Inc. and Subsidiaries, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

McLean, Virginia

August 7, 2009